Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements of Vital Energy, Inc. (formerly known as Laredo Petroleum, Inc.) for the year ended December 31, 2021, and 2020, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

April 3, 2023